Exhibit 10.1

Executive Employment Agreement

This Executive Employment Agreement (the “Employment Agreement”) by and between Eric R. Mortensen (the “Executive”) and CytoSorbents Medical, Inc. (with its parent CytoSorbents Corporate, hereinafter referred to as the “Company”), effective as of June 1, 2017.

WHEREAS, the Company and Executive wish to enter into this new Employment Agreement on the mutually agreed-upon terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.       Term. The term of the Executive’s employment under this Agreement shall be from June 1, 2017 through December 31, 2019, unless terminated earlier pursuant to Section 6 of this Agreement (“Initial Term”). Thereafter, the Executive’s employment hereunder shall automatically renew for an additional term of one year (a “Renewal Term” and together, the Initial Term and the Renewal Term, the “Term”), unless either party provides written notice of non-renewal on the other party at least sixty (60) days prior to the Renewal Term.

2.       Position and Duties.

2.1       Position. During the Term, the Executive shall serve as the Chief Medical Officer of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the CEO, which duties, authority and responsibility are consistent with the Executive’s position.

2.2       Duties. During the Term, the Executive shall devote substantially all of his business time and attention to the performance of his duties as Chief Medical Officer and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO.

3.       Place of Performance. The principal place of the Executive’s employment shall be at the Company’s principal office currently located in Monmouth Junction, New Jersey; provided that, the Executive may be required to travel from time to time on Company business.

4.       Compensation.

4.1       Base Salary. The Company shall pay the Executive a base salary at an annualize rate of $330,000 payable in equal semimonthly installments in accordance with the Company’s customary payroll practices. The Executive’s base salary shall be reviewed annually by the Compensation Committee of the Board. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2       Stock Options. The Executive shall be eligible to participate in any equity incentive plan that the Company may adopt for its management team, on such terms and conditions as determined by the Compensation Committee of the Board.

4.3        Change of Control Incentive Compensation. The Executive shall be entitled to an incentive compensation award in the event of Change of Control of the Company (as defined in Section 6.6(b)), on such terms and conditions as determined by the Compensation Committee of the Board.

4.4       Treatment of Stock Options and Restricted Stock. The Executive’s stock options and restricted shares will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividend or recapitalization.

4.5       Bonuses. The Executive shall be eligible to receive such discretionary bonuses as the Board, in its sole discretion, deems appropriate.

5.       Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

5.1       Vacation, Sick and Personal Days. During the Term, the Executive shall be entitled to four (4) weeks of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time for executive employees. In addition to paid vacation days, the Executive shall be entitled to paid sick days and paid personal days in accordance with the Company’s applicable policies, as in effect from time to time for executive employees.

5.2       Continuing Medical Education and Licensing. The Executive shall be provided up to forty (40) hours of paid time off each calendar year for attendance at continuing education (“CE”) programs. The forty (40) hours of paid time off shall be prorated for partial years. The Company shall reimburse the Executive the cost of attendance at CE programs, up to a maximum amount of One Thousand Dollars ($1,000) per year, prorated for partial years. The Company also agrees to pay for the cost of the one-time conversion or transfer of Executive’s Pennsylvania Medical License to New Jersey, up to a maximum of Five Hundred Dollars ($500), and up to Five Hundred Dollars ($500) each year for annual renewal of his New Jersey Medical License for the term of this agreement. The Executive shall furnish the Company with adequate supporting documentation for all such incurred expenses.

5.3       Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of his duties in accordance with the Company’s expense reimbursement policies and procedures.

5.4       Liability Insurance. With respect to the Executive’s acts or failures to act while employed by the Company in the Executive’s capacity as a director, officer, employee or agent of the Company, the Executive shall be entitled to: (i) indemnification from the Company; and (ii) liability insurance coverage, in each case on the same basis as other directors and officers of the Company.

2

6.       Termination of Employment. This Agreement and the Executive’s employment hereunder may be terminated as provided for in this Section 6.

6.1       Termination for Cause or Expiration.  The Company may terminate the Executive’s employment effective immediately for Cause (as defined below). If the Executive’s employment is terminated by the Company for Cause or the Agreement expires at the end of the Term, the Executive shall be entitled to receive only:

(i)	any accrued but unpaid Base Salary and accrued but unused vacation date as of the date of termination of Executive’s employment (“Termination Date”);

(ii)	reimbursement for unreimbursed business expenses properly incurred by the Executive through the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii)	such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 6.1(i) through 6.1(iii) are referred to herein collectively as the “Accrued Obligations.”

6.2       Termination without Cause. The Company may terminate the Executive’s employment at any time without Cause.

(a)       If the Company terminates the Executive’s employment without Cause, then the Executive shall be entitled to:

(i)	The Accrued Obligations;

(ii)	An amount equal to three (3) weeks’ Base Salary for every full year the Executive was employed by the Company, with a minimum of six (6) months and a maximum of twelve (12) months, payable in equal installments in accordance with the Company’s regular payroll practices; and

(iii)	Full payment of the premiums for continued health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that the Executive timely elects and remains eligible for COBRA, until the earlier of (x) twelve (12) months or (y) until the Executive becomes eligible to participate in another employer’s group health plan.

3

(iv)	Notwithstanding the terms of any applicable stock option plan and/or agreement, (x) any and all stock options and/or restricted stock granted to the Executive will become fully vested and/or exercisable on the Termination Date and (y) Executive shall have (i) until the expiration date noted in the applicable stock option agreement to exercise any stock options previously granted to the Executive prior to the date of this Agreement (as specified on the signature page hereto), and (ii) ninety (90) days from the Termination Date to exercise any stock options granted to the Executive on or after the date of this Agreement (as specified on the signature page hereto).

(b)       The Executive’s receipt of the payments and benefits under Section 6.2 (ii), (iii) and (iv) are subject to the Executive’s execution of a release of claims in favor of the Company, its parent and affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 60 days following the Termination Date (such 60-day period, the “Release Execution Period”); provided that if the Release Execution Period begins in one taxable year and ends in another taxable year, any payment which is “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code shall not be made until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed.

6.3       Termination for Good Reason. The Executive may terminate his employment hereunder for Good Reason (as defined below), in accordance Section 6.6(d) herein. If the Executive terminates his employment for Good Reason, then the Executive shall be entitled to the payments and benefits described in Section 6.2(a), subject to the same terms and conditions thereof and subject to the provisions of Section 6.2(b).

6.4       Termination for Death or Disability. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability. In the case of a termination for Disability, such termination shall be effective as of the last day of the month following the month in which the Company shall have given notice to the Executive of its intention to terminate the Executive’s employment for Disability. In the event of termination of employment by death or Disability, the Executive (or the Executive’s estate, as applicable) shall be entitled only to the Accrued Obligations.

6.5       Change of Control.

(a)       In the event that the Executive is terminated without Cause or the Executive terminates his employment for Good Reason, in each case within twelve (12) months of a Change of Control (as defined below), then the Executive shall be entitled to the following:

(i)	The Accrued Obligations;

4

(ii)	An amount equal to three (3) weeks’ Base Salary for every full year the Executive was employed by the Company, with a minimum of six (6) months and a maximum of twelve (12) months, payable in lump sum; and

(iii)	Full payment of the premiums for continued health insurance coverage pursuant to COBRA, provided the Executive timely elects and remains eligible for COBRA, until the earlier of (x) twelve (12) months or (y) until the Executive becomes eligible to participate in another employer’s group health plan.

(b)       The Executive’s receipt of the payments and benefits under Section 6.5 (a)(ii) and (iii) are subject to the Executive’s execution of a Release during the Release Execution Period; provided that if the Release Execution Period begins in one taxable year and ends in another taxable year, payment under Section 6.5(a)(ii) shall not be made until the beginning of the second taxable year. Subject to the foregoing, the payment set forth in Section 6.5(a)(ii) shall be made no later than 30 days after the Company’s receipt of the Release executed by the Executive. Notwithstanding anything contained in this Agreement to the contrary, the Company shall commence payment of the COBRA premiums in accordance with Section 6.5(a)(iii) upon the effectiveness of the Release.

6.6       Definitions. For purposes of this Agreement, the following definitions apply:

(a)       “Cause” shall mean:

(i)	the Executive’s failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	the Executive’s failure to comply with any valid and legal directive of the Board;

(iii)	the Executive’s engagement in dishonesty, illegal conduct or other misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)	the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

(v)	the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)	the Executive’s violation of a material policy of the Company;

(vii)	the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

5

Cause shall not be deemed to exist pursuant to Section 6.6(a)(i) and (ii) unless the Company provides the Executive with written notice of the circumstances providing ground for cause under Section 6.6(a)(i) or (ii) and the Executive fails to cure such circumstances within 30 days of receipt of notice from the Company.

(b)       “Change of Control” shall mean the occurrence of any of the following after the Effective Date:

(i)	one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change of Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii)	one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 50% or more of the total voting power of the stock of such corporation;

(iii)	a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)	the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change of Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A. For purposes of this Change of Control definition, the Company shall include the Company’s parent, CytoSorbents Corporation.

(c)       “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform the Executive’s duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.

(d)       “Good Reason” shall mean the occurrence of any of the following, in each case without the Executive’s written consent:

(i)	a material reduction in the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)	a relocation of the Executive’s principal place of employment by more than 30 miles; provided that such relocation results in a longer commute for the Executive;

6

(iii)	any material breach by the Company of any material provision of this Agreement; or

(iv)	a material, adverse change in the Executive’s duties or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law).

Notwithstanding the foregoing, the Executive cannot terminate his employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 65 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

6.7       Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates, if any.

7.       Section 280G .  If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change of Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 7, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that maximizes the economic position of the Executive and that is consistent with the requirements of Section 409A until no amount payable to the Executive will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

8.       Cooperation. The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation.

7

9.       Confidential Information. The Executive understands and acknowledges that during the Term, the Executive will have access to and learn about the Company’s Confidential Information.

9.1       Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information of the Company, and its parent, subsidiaries and affiliates, not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: clinical trials, clinical data, preclinical data, product development, manufacturing, intellectual property, business processes, methods, policies, plans, publications, documents, research, operations, services, techniques, transactions, know-how, trade secrets, computer programs, databases, records, Medical information, marketing information, pricing information, design information, developments, market studies, sales information, revenue, costs, formulae, algorithms, product plans, designs, models, client information, client lists, of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. The Executive understands and agrees that Confidential Information includes information developed by the Executive during the Term. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

9.2       Disclosure and Use Restrictions. The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties or with the prior consent of the Board; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of his employment duties or with the prior consent of the Board. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. The Executive shall provide written notice of any such order to the Board prior to disclosure, to the extent feasible. The Executive understands and acknowledges that the obligations under this Agreement with regard to any particular Confidential Information shall continue after his employment by the Company.

9.3       Exceptions. Notwithstanding the foregoing, nothing herein shall prohibit or restrict the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

8

10.       Restrictive Covenants.

10.1       Acknowledgment. The Executive understands and acknowledges that the nature of the Executives’ position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company, and that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of the Executive’s employment with the Company. The Executive further understands and acknowledges that the Company’s ability to reserve the use of Confidential Information for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The Executive acknowledges and agrees that the restrictive covenants herein are reasonable and reasonably necessary to protect the legitimate business interests of the Company, including its Confidential Information, customer relationships and goodwill.

10.2       Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Term and for the period of twelve (12) months after the termination of Executive’s employment for any reason, the Executive agrees and covenants not to engage in any business, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, or any other similar capacity to an entity engaged in the same or similar business as the Company or its parent, and their respective subsidiaries, which is the use of polymeric sorbents to purify blood, blood products, and bodily fluids to prevent or treat inflammation or organ dysfunction, except on behalf of the Company. Executive acknowledges and agrees that the business of the Company shall also include any business or activity in which the Company is engaged, in research and development, or is demonstrably planning to conduct, each as of the Termination Date. Nothing herein shall prohibit the Executive from purchasing or owning less than three percent (3%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

10.3       Non-solicitation of Employees. During the Term and for a period of twelve (12) months after the termination of the Executive’s employment for any reason, the Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company.

10.4       Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information, and will have formed customer relationships. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm to the Company. Therefore, Executive agrees and covenants, during the Term and for a period of twelve (12) months after the termination of Executive’s employment for any reason, not to directly or indirectly solicit, contact, attempt to contact or meet with the Company’s customers that the Executive contracted or solicited in the two-year period prior to the Termination Date, or those potential customers who the Executive solicited within the six (6) month period before the Termination Date, for purposes of offering or providing goods or services similar to or competitive with those offered by the Company.

9

11.       Non-disparagement. The Executive agrees and covenants that the Executive will not during and after the Term, make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers or directors.

12.       Remedies. In the event of a breach or threatened breach by the Executive of Section 9, Section 10 or Section 11 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

13.       Proprietary Rights.

13.1       Work Product. The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the Term and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company. Work Product includes, but is not limited to, Company publications, research, strategies, discoveries, techniques, know-how, results, developments, algorithms, product designs, inventions, trade secrets, original works of authorship, and discoveries.

13.2       Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

10

13.3       Further Assurances; Power of Attorney. During and after the Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be effected by the Executive’s subsequent incapacity.

14.       Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of New Jersey without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in New Jersey. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.       Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

16.       Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chair of the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

11

17.       Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

18.       Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

19.       Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.       Section 409A.

20.1       General Compliance. This Agreement is intended to comply with or be exempt from Section 409A and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

20.2       Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date (the “Specified Employee Payment Date”) or, if earlier, on the Executive’s death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

12

20.3       Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)       the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)       any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)       any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

21.       Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

22.       Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

CytoSorbents Corporation

7 Deer Park Drive, Suite K

Monmouth Junction, NJ 08852

c/o Chief Executive Officer

If to the Executive:

Eric R. Mortensen, MD, PhD

5 Trestle Way

Dayton, NJ 08810

23.       Representations of the Executive. The Executive represents and warrants to the Company that the Executive’s execution of this Agreement and performance thereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which the Executive is a party or is otherwise bound.

24.       Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

13

25.       Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

26.       Acknowledgment of Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written below.

CYTOSORBENTS MEDICAL, INC.

By:	/s/ Dr. Phillip P. Chan
Name:	Dr. Phillip P. Chan
Title:	CEO
Date:	May 19, 2017

ERIC R. MORTENSEN

Signature:	/s/ Eric R. Mortensen
Date: May 23, 2017

14